Exhibit 4.3

MEREO BIOPHARMA GROUP PLC

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

1. Purpose and Effective Date. The purpose of this Plan is to provide the non-employee members of the Board of Directors (the “Board”) of Mereo BioPharma Group plc and it successors (the “Company”) with an opportunity to (i) elect to receive RSUs (as defined below) in lieu of their cash fees and (ii) upon such election to receive RSUs, defer settlement of all their Deferred RSUs (as defined below). The Plan was originally effective as of January 31, 2022, and has been amended as of December 13, 2023 but only with respect to Plan Years that commence after the Effective Date (the “Effective Date”). Any amendments set forth herein shall only be applicable to Plan Years that commence after the Effective Date and for the avoidance of doubt, no set forth herein are intended to accelerate or defer any amounts under this Plan.

2. Definitions. The following terms shall have the meanings given in this section unless a different meaning is clearly implied by the context:

(a) “ADS” shall have the same meaning as defined in the Existing Equity Plan as in effect on the Effective Date.

(b) “Change in Control” shall have the same meaning as defined in the Existing Equity Plan as in effect on the Effective Date; provided, that, for purposes of the Plan, in no event will a Change in Control be deemed to have occurred if the transaction is not also a “change in control event” under Section 409A of the Code.

(c) “Deferred Compensation Account” means an account maintained for each director who makes a deferral election as described in Section 4.

(d) “Deferred RSU” means RSUs that are received by a participant pursuant to this Plan that provides for the deferred receipt of compensation.

(e) “Director Compensation” means the compensation payable to a director for his or her service as a director in the applicable Plan Year pursuant to a Letter of Appointment, including both cash, RSUs and other forms of equity.

(f) “Election Form” means an election form, in a form approved by the Plan Administrator, to be provided to directors by the Plan Administrator, pursuant to which they may elect to receive Deferred RSUs in lieu of their cash fees.

(g) “Equity Plan” means the Existing Equity Plan and any successor or replacement plan as in effect from time to time.

(h) “Existing Equity Plan” means the Company’s 2019 Non-Employee Equity Incentive Plan, which is a sub-plan the Company’s 2019 Equity Incentive Plan.

(i) “Letter of Appointment” shall mean a letter of appointment (as may be amended or restated from time to time) or any similar letter, agreement, arrangement or plan that sets a participant’s service on the Board, including such participant’s remuneration for service on the Board.

(j) “Plan” means the Mereo BioPharma Group plc Deferred Compensation Plan for Non-Employee Directors.

(k) “Plan Year” means the annual period from 1 February to 31 January.

(l) “Plan Administrator” means the Board or its designee (including the Remuneration Committee).

(m) “Remuneration Committee” means the Remuneration Committee of the Board.

(n) “RSU” shall have the same meaning as defined in the Existing Equity Plan as in effect on the Effective Date.

(o) “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended.

(p) “Separation from Service” means a “separation from service” within the meaning of Section 409A.

(q) “Share” shall have the same meaning as defined in the Existing Equity Plan as in effect on the Effective Date.

3. Eligibility. All members of the Board who are not employees of the Company or any subsidiary of the Company shall be eligible to participate in the Plan.

4. Election to Receive Deferred RSUs in Lieu of Cash Fees.

(a) Manner of Election.

(i) The Plan Administrator may, in its discretion, provide participants with the opportunity in an Election Form to elect to convert all or a portion of their Plan Year cash Director Compensation into awards of Deferred RSUs granted under the Equity Plan (such election, a “Deferred RSU Election”).

(ii) Each such Deferred RSU shall cover a number of ADS (or, if permitted by the Plan Administrator, Shares) calculated by dividing (i) the estimated amount of the Plan Year cash Director Compensation that would have otherwise been paid to such participant for a Plan Year (which may be pro-rated for any director newly appointed in a given plan Year) by (ii) the average per ADS (or Share, if applicable) closing trading price of the ADS (or Shares, if applicable) over the most recent 30 trading days as of the grant date.

(iii) In the event there is a change to a director’s service on the committees of the Board that results in increased cash Director Compensation during a Plan Year, such director shall be eligible for additional Deferred RSUs for the amount of increased Director Compensation that such director will receive through the remainder of the Plan Year compared to the estimate as of the beginning of the Plan Year, pro-rated through the end of the Plan-Year, with such number of Deferred RSUs calculated in accordance with subsection (ii) above.

(iv) An individual who fails to make a timely Deferred RSU Election in accordance with the below shall not receive a Deferred RSU and instead shall receive the applicable Plan Year cash Director Compensation in cash. A participant’s Deferred RSU Election is irrevocable and may not be changed, except as may be provided in the election form.

(b) Timing for Grant of Deferred RSUs.

(i) Each Deferred RSU award will automatically be granted on (A) the first business day of the Plan Year, (B) the first business day of the month following the date a director is appointed to the Board during a Plan Year or (C) the first business day of the month following the date there is a change to a director’s service on the committees of the Board that results in increased cash Director Compensation during a Plan Year. The grant of such Deferred RSUs is subject to (1) the continued service of the applicable director through to the grant of the relevant Deferred RSU and (2) the Existing Equity Plan having a sufficient share reserve to issue such Deferred RSUs; provided that if the Existing Equity Plan does not have a sufficient share reserve, then the date of grant will be the first date upon which the Existing Equity Plan has a sufficient share reserve to issue such Deferred RSUs.

(ii) Each Deferred RSU award will vest in substantially equal installments over each month of the Plan Year, subject to the continued service of the applicable holder through the applicable vesting date; provided that any Deferred RSUs shall be deferred as set forth below and as specified in the Election Form and in no event will be settled until the deferred period set forth in Section 7(a). Notwithstanding the foregoing, in the event that there is a change to a director’s service on the committees of the Board that results in decreased cash Director Compensation during a Plan Year, then that number of Deferred RSUs granted during the Plan Year shall be automatically forfeited (effective as of that date such change in committee service) equal to (A) the amount of decreased Director Compensation that such director will no longer receive as compared to the estimate as of the original applicable grant date, pro-rated through the end of the Plan-Year, divided by (B) the average per ADS (or Share, if applicable) closing trading price of the ADS (or Shares, if applicable) over the 30 trading days as of the applicable original grant date of such Deferred RSUs, rounded down to the nearest whole Deferred RSU.

(iii) In no event will a participant be able to elect to receive RSUs that are not Deferred RSUs in lieu of such participant’s cash Director Compensation.

5. Election Forms and Timing.

(a) Time of Election. Deferred RSU Elections shall be made at the following times:

(i) A director may make Deferred RSU Elections at such time or times during the calendar year as permitted by the Plan Administrator. Unless otherwise provided by the Plan Administrator, each director will submit an Election Form no later than December 31 of each calendar year with respect to the Deferred RSU Election relating to services to be performed in the Plan Year that commences in the following calendar year. For the avoidance of doubt, even if a Plan Year crosses tax years, there shall be no impact on a new Deferred RSU Election submitted after December 31st of the calendar year before a given Plan Year commences, and such new Deferred RSU Election shall only apply to Plan Years that commence for the first time in the year following the year in which the election is made.

(ii) A nominee for election and/or appointment to director (who is not at the time of nomination a sitting director and was not previously eligible to participate in this Plan) may make a Deferred RSU Election no later than 30 days after the date of the director’s commencement of services as a director. Such Deferred RSU Election shall be effective for Deferred RSUs, following the later of (A) the date of the director’s commencement of services as a director, and (B) the date an irrevocable election form is filed with the Company.

(b) Duration of Deferral Election. Unless otherwise permitted by the Plan Administrator and specified in an applicable deferral election form, a Deferred RSU Election will only apply to one Plan Year and a participant must make a new deferral election with respect to each Plan Year that the participant decides to make a Deferred RSU Election. The Plan Administrator may provide pursuant to the terms of an approved Election Form that such Deferred RSU Election shall carry forward from year-to-year and continue to apply to Deferred RSUs and Director Compensation for subsequent years, in each case as specified in the applicable Election Form.

6. Deferred Compensation Accounts. The Company shall establish on its books and records a Deferred Compensation Account with sub accounts for each participant, as provided below.

(a) Crediting of Deferred RSUs. Deferred RSUs, if applicable, shall be credited to the participant’s Deferred Compensation Account on the date it would otherwise have been granted. On such date, the Company shall credit to the Deferred Compensation Account with a number of Deferred RSUs that was granted. No fractional Deferred RSUs will be credited to a participant’s account.

(b) Dividend Equivalents. Each Deferred RSU credited to a participant’s Deferred Compensation Account shall carry with it a right to receive dividend equivalents in respect of the Share or ADS, as applicable, underlying such Deferred RSU. Dividend equivalents shall be paid to participants in cash on the Company’s applicable dividend payment date based on the number of Deferred RSU, whether vested or unvested, held in the director’s Deferred Compensation Account on the applicable Company record date. The dividend equivalent right associated with a Deferred RSU shall remain outstanding until the delivery to the participant of the Share or ADS, applicable underlying such Deferred RSU.

(c) Adjustment of Deferred RSUs. If the number of outstanding Shares and/or ADS, as applicable, is increased or decreased or the Shares and/or ADS, as applicable, are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, share split, reverse split, combination of shares, exchange of shares, share dividend, or other distribution payable in capital securities, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the Plan Administrator will make appropriate adjustments to (i) the number and kind of Shares and/or ADS, as applicable, for which Deferred RSUs are outstanding, and (ii) the number of Deferred RSUs credited to each participant’s Deferred Compensation Account.

7. Payment of Deferred RSUs.

(a) Distributions. Payment from the Deferred RSUs shall be made in one lump sum on the earliest to occur of:

(i) 180 days following the participant’s Separation From Service;

(ii) immediately prior to, on or within 30 days following a Change in Control;

(iii) 180 days following the participant’s Disability;

(iv) the participant’s death.

Notwithstanding anything to the contrary in the Plan, if on the date of the participant’s Separation from Service, the participant is a “specified employee” within the meaning of Section 409A and is subject to Section 409A, the payment will occur on the later to occur of (x) the scheduled distribution date and (y) the first day of the seventh month following the date of the participant’s Separation from Service or, if earlier, the date of the participant’s death.

(b) Medium of Payment. Payments from the Deferred Compensation Account shall be made in whole Shares and/or ADS, as applicable, for each whole Deferred RSU, and in cash for any fractional Deferred RSU; provided, that, the Company may choose in its sole discretion to pay the participant cash in lieu of all or a portion of the Shares and/or ADS, as applicable. Deferred RSUs issued to and Shares and/or ADS, as applicable, paid to participants under the Plan shall be issued and paid from the Equity Plan.

8. Unfunded Promise to Pay; No Segregation of Funds or Assets. Nothing in this Plan shall require the segregation of any assets of the Company or any type of funding by the Company, it being the intention of the parties that the Plan be an unfunded arrangement for federal income tax purposes. No participant shall have any rights to or interest in any specific assets or ADS or Shares by reason of the Plan, and any participant’s rights to enforce payment of the obligations of the Company hereunder shall be those of a general creditor of the Company.

9. Nonassignability; Beneficiary Designation. The right of a participant to receive any unpaid portion of the participant’s Deferred Compensation Account shall not be assigned, transferred, pledged or encumbered or subjected in any manner to alienation or anticipation. However, in the event of a participant’s death, the Company will pay the unpaid portion of the participant’s Deferred Compensation Account to the participant’s designated beneficiaries. If the participant fails to complete a valid beneficiary designation, the participant’s beneficiary will be his or her estate.

10. Administration. The Plan will be administered under the supervision of the Plan Administrator. The Plan Administrator will prescribe guidelines and forms for the implementation and administration of the Plan, interpret the terms of the Plan, and make all other substantive decisions regarding the operation of the Plan. The Plan Administrator’s decisions in its administration of the Plan are conclusive and binding on all persons.

11. Section 409A. To the extent a participant is subject to Section 409A, the Plan is intended to comply with Section 409A and any regulations and guidance thereunder and shall be interpreted and operated in accordance with such intent. Notwithstanding anything to the contrary in the Plan, neither the Company, its affiliates, the Board, nor the Plan Administrator will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any participant under Section 409A, and neither the Company, its affiliates, the Board, nor the Plan Administrator will have any liability to any participant for such tax or penalty.

12. Construction. The laws of the England and Wales shall govern all questions of law arising with respect to the Plan, without regard to the choice of law principles of any jurisdiction, except where the laws governing the Plan are preempted by the laws of the England and Wales. To the extent applicable, the Plan is intended to be construed so that participation in the Plan will be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to regulations and interpretations issued from time to time by the Securities and Exchange Commission. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted. This document constitutes the entire Plan, and supersedes any prior oral or written agreements on the subject matter hereof.

13. Claw-back. All awards of Deferred RSUs under the Plan will be subject to mandatory repayment by the participant to the Company to the extent the participant is, or in the future becomes, subject to any Company or affiliate “claw-back” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule, regulation or otherwise, or any law, rule, or regulation that imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.

14. Payment of subscription cost. A pre-condition of the delivery of any Shares and/or ADS under the Plan includes that the relevant participant must pay the Company (or undertake to pay) the aggregate nominal value subscription cost for number of Shares delivered (or underlying the ADS as relevant) in connection with such settlement and in any event no later than the applicable payment date under section 7(a) of the Plan.

15. Amendment and Termination. The Board may amend, suspend, or terminate the Plan at any time and for any reason. No amendment, suspension, or termination will, without the consent of the participant, materially impair rights or obligations under any Deferred RSUs previously awarded to the participant under the Plan, except as provided below. The Board may terminate the Plan and distribute the Deferred Compensation Accounts to participants in accordance with and subject to the rules of U.S. Treas. Reg. Section 1.409A-3(j)(4)(ix), or successor provisions, and any generally applicable guidance issued by the U.S. Internal Revenue Service permitting such termination and distribution.